EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS ELECTS CHARLES PHILLIPS TO BOARD OF DIRECTORS

New York, New York, October 26, 2020 – American Express (NYSE: AXP) today announced that Charles Phillips has been elected to its Board of Directors, effective December 1, 2020.
“Charles has extensive leadership experience in the technology industry with an established track record of executing significant organizational and digital transformations to drive results,” said Stephen J. Squeri, Chairman and Chief Executive Officer of American Express. “In addition, Charles has deep expertise in financial markets and the regulatory environment, all of which will be highly valuable additions to our Board. I look forward to having Charles’ perspective on the Board as we execute against our key priorities and position the company for growth in the future.”
Mr. Phillips is currently Co-Founder and Managing Partner of Recognize, a technology investing and transformation company. Prior to Recognize, Mr. Phillips served as Chairman of the Board of Directors and CEO of Infor, Inc., an enterprise software applications provider. Mr. Phillips helped build Infor into a leading cloud business software company, successfully acquiring and integrating multiple businesses and leveraging design thinking and artificial intelligence to modernize the company’s products, which led to the sale of the company earlier this year.
Before Infor, Mr. Phillips worked for eight years at Oracle Corp., serving as Co-President with responsibility over acquisitions, sales, consulting services, industry business units, marketing and customer relationships. At Oracle, Mr. Phillips contributed to expansive growth and completed the acquisitions of 70 companies.
Mr. Phillips was previously a Managing Director at Morgan Stanley and was named the top analyst for enterprise software by Institutional Investor from 1994 to 2003. Black Enterprise magazine also named him one of the Top 50 African Americans on Wall Street in 2002. Before entering business, Mr. Phillips, who comes from a line of three generations of military service, was a Captain in the U.S. Marines Corps.
He also serves on the boards of ViacomCBS, Compass, the Apollo Theater, and the Council on Foreign Relations. Mr. Phillips previously served on the Federal Reserve Bank of New York’s Board of Directors, as well as on President Obama’s Economic Recovery Advisory Board.
Mr. Phillips attended the U.S. Air Force Academy, where he received a Bachelor of Science degree in computer science, and earned an MBA from Hampton University. He also received a J.D. from New York Law School.

CONTACTS:
AMERICAN EXPRESS
Andrew Johnson
212-640-8610
Andrew.R.Johnson@aexp.com

ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.
Source: American Express Company
Location: Global

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